CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A of Global Beta ETF Trust of our report dated January 28, 2021, relating to the financial statements and financial highlights of Global Beta Smart Income ETF, Global Beta Low Beta ETF and Global Beta Rising Stars ETF (formerly Global Beta Momentum-Growth ETF) (each a series of Global Beta ETF Trust), included in the November 30, 2020 Annual Report of Global Beta ETF Trust on Form N-CSR.

We also consent to the references to our Firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are a part of such registration statement.

/s/ WithumSmith+Brown, PC
Boston, Massachusetts
March 26, 2021